Exhibit 99



JAMES RIVER CORPORATION                                           News Release
P.O. Box 2218, Richmond, VA 23218 (804) 644-5411


Release:  Immediate          Contact: Celeste Gunter, Financial  (804) 649-4307
                                      Richard B. Elder, Media    (804) 343-4785

           JAMES  RIVER SHAREHOLDERS  OVERWHELMINGLY  APPROVE
                         MERGER  WITH FORT HOWARD

        RICHMOND, VIRGINIA, August 12, 1997 -- James River Corporation announced that shareholders overwhelmingly approved the merger of James River and Fort Howard Corporation at a special meeting today.
        In related actions, James River shareholders also approved changing the name of the company to Fort James Corporation, increasing the authorized number of common shares to 500 million, expanding the Board of Directors to fifteen members, and reserving additional common shares issuable under the company's stock incentive plan.
        In a separate meeting, shareholders of Fort Howard also overwhelmingly approved the merger. The merger is expected to be finalized on August 13, 1997.
        "Shareholder approval marks the final step in the coming together of these two great companies," said Miles L. Marsh, James River's chairman and chief executive officer, "and we are pleased at how well the organizations worked together to complete this merger in an extraordinarily short period of time."
        James River Corporation, headquartered in Richmond, Va., is a leading marketer and manufacturer of paper-based consumer products, packaging, and business, printing and converting papers. The second largest worldwide producer of tissue products, James River markets such leading brands as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, VANITY FAIR napkins, and DIXIE cups and plates in North America, and Lotus bathroom tissue, towels, and facial tissue in Europe. The company also markets QUILT-RAP sandwich wrap, QWIK WAVE microwave packaging, and EUREKA! and WORD PRO copy papers. James River's current annual sales rate is approximately $5.6 billion.

                                         # # #

        Today's news release, along with past releases from James River, is available by fax, at no charge, by calling (800) 758-5804, ext. 457350. You may access James River's corporate-wide site at Internet address http://www.jamesrivercorp.com.



                                        4